Exhibit 3.1

OWL ROCK CAPITAL CORPORATION

ARTICLES OF AMENDMENT

Owl Rock Capital Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of the State of Maryland that:

FIRST:        The Corporation desires to amend its charter (the “Charter”) as currently in effect as hereinafter set forth.

SECOND:     The Charter is hereby amended as follows:

1.              The following definitions are hereby inserted in the appropriate alphabetical location in Article I:

Restricted Period. The term “Restricted Period” has the meaning provided in Article XV hereto.

Transfer. The term “Transfer” shall have the meaning as provided in Article XV hereto.

2.              A new Article XV is hereby added to the Charter as follows:

ARTICLE XV.  TRANSFER RESTRICTIONS

During the Restricted Period, a stockholder shall not transfer (whether by sale, gift, merger, by operation of law or otherwise), exchange, assign, pledge, hypothecate or otherwise dispose of or encumber (collectively, “Transfer”) any shares of Common Stock acquired prior to a Listing to any person or entity unless (i) the Board provides prior written consent and (ii) the Transfer is made in accordance with applicable securities and other laws. The “Restricted Period” is 180 days after the date of the Listing for all of the shares of Common Stock held by a stockholder prior to the date of the Listing, 270 days after the date of the Listing for two-thirds of the shares of Common Stock held by a stockholder prior to the date of the Listing and 365 days after the date of the Listing for one-third of the shares of Common Stock held by a stockholder prior to the date of the Listing.  The Board may impose certain conditions in connection with granting its consent to a Transfer. Any purported Transfer of any shares of Common Stock effected in violation of this Article XV shall be void ab initio and shall have no force or effect, and the Corporation shall not register or permit registration of (and shall direct its transfer agent, if any, not to register or permit registration of) any such purported Transfer on its books and records.

THIRD:         These Article of Amendment have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

FOURTH:     The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of the undersigned’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

-Signature page follows-

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Operating Officer and attested to by its Secretary on the 29th day of April, 2019.

ATTEST:	OWL ROCK CAPITAL CORPORATION

/s/ Victor Lopez	/s/ Alan Kirshenbaum

Secretary	Chief Operating Officer